SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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Cohen & Steers Closed-End Opportunity Fund, Inc.

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COHEN & STEERS CLOSED-END OPPORTUNITY FUND, INC.

(the “Fund”)

280 Park Avenue, New York, New York 10017

(212) 832-3232

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On June 7, 2012

To the Stockholders of the Fund:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Meeting”) of the Fund will be held at the offices of the Fund, 280 Park Avenue, 20th Floor, New York, New York 10017, on June 7, 2012 at [10:00 a.m.], New York City time, for the following purpose, which is more fully described in the accompanying Proxy Statement dated April [    ], 2012:

1. To vote on a proposal, pursuant to the Fund’s charter, to convert the Fund to an open-end investment company and to adopt an amendment and restatement of the Fund’s charter to effectuate the conversion (the “Open-End Proposal”).

The Directors have fixed the close of business on March 19, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. The enclosed proxy is being solicited on behalf of the Directors.

The Board of Directors recommends that the stockholders of the Fund vote Against the Open-End Proposal

By order of the Board of Directors,

Francis C. Poli

Secretary

New York, New York

April [    ], 2012

YOUR VOTE IS IMPORTANT

We invite you to utilize the convenience of Internet voting at the site indicated on the enclosed Proxy Card. You may also indicate your voting instructions on the enclosed Proxy Card, sign and date it, and return it in the envelope provided, which needs no postage if mailed in the United States.

PROXY STATEMENT

TABLE OF CONTENTS

		Page
I.	Introduction	1
II.	Proposal One: Conversion of the Fund from a Closed-End Investment Company to an Open-End Investment Company and Adoption of an Amendment and Restatement of the Fund’s Charter to Effectuate the Conversion	2
III.	Additional Information	11
IV.	Votes Required	12
V.	Appendix A: Form of Articles of Amendment and Restatement of the Fund	A-1

PROXY STATEMENT

COHEN & STEERS CLOSED-END OPPORTUNITY FUND, INC. (the “Fund”)

280 Park Avenue

New York, New York 10017

(212) 832-3232

SPECIAL MEETING OF STOCKHOLDERS

To Be Held On June 7, 2012

I. INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of the Fund, a Maryland corporation, to be voted at a Special Meeting of Stockholders of the Fund, to be held at the offices of the Fund, 280 Park Avenue, 20th Floor, New York, New York 10017, on June 7, 2012 at [10:00] a.m., New York City time, and at any adjournments or postponements thereof (collectively, the “Meeting”). In order to attend the meeting in person, stockholders must bring valid photo identification. The solicitation will be by mail and the cost (including printing and mailing this Proxy Statement, Notice of Meeting and Proxy Card, as well as any necessary supplementary solicitation) will be borne by the Fund pursuant to the terms of its investment management agreement. The Notice of Meeting, Proxy Statement and Proxy Card are being mailed to stockholders on or about April [    ], 2012.

The only item of business at the Meeting is the consideration of the Open-End Proposal (as defined below). The Board of Directors of the Fund recommends that the stockholders of the Fund vote Against the Open-End Proposal.

In accordance with the Fund’s by-laws, the presence in person or by proxy of the holders of record of a majority of the shares of the Fund issued and outstanding and entitled to vote at the Meeting shall constitute a quorum for the Fund at the Meeting. If, however, a quorum shall not be present or represented at the Meeting or if fewer shares are present in person or by proxy than is the minimum required to take action with respect to any proposal presented at the Meeting, Proposal One will not be approved and the Fund will be under no further obligation to submit a similar proposal to stockholders. Under Maryland law, for purposes of determining the presence of a quorum for transacting business at the Meeting, abstentions will be treated as shares that are present, but will have the effect of a vote “against” the Open-End Proposal. Because no routine discretionary matters for which broker non-votes (that is, proxies from brokers or nominees indicating that they have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) may be submitted will be considered at the Meeting, broker non-votes, if any, will be treated as not present for purposes of determining whether a quorum is present and will have the effect of a vote “against” the Open-End Proposal.

The Board of Directors has fixed the close of business on March 19, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. As of March 19, 2012, the Fund had 27,439,099 shares of common stock outstanding. The Fund does not have any preferred stock outstanding.

Each share is entitled to one vote and each fractional share is entitled to a proportional fractional share vote. All properly executed proxies received prior to the Meeting will be voted at the Meeting in accordance with the instructions marked thereon or as otherwise provided therein. As provided in the form of proxy, unless instructions to the contrary are marked, proxies will be voted “against” Proposal One. Any stockholder may revoke his or her proxy at any time prior to exercise thereof by giving written notice to the Secretary of the Fund at its offices at 280 Park Avenue, New York, New York 10017, or by signing another proxy of a later date or by personally casting his or her vote at the Meeting.

The most recent annual report of the Fund, including financial statements, has been previously mailed to the Fund’s stockholders. If you have not received your report or would like to receive an additional copy free of charge, please contact the Fund, at 280 Park Avenue, New York, New York 10017, (800) 330-7348, and it will be sent promptly by first-class mail.

II. PROPOSAL ONE

Conversion of the Fund from a Closed-End Investment Company to an Open-End Investment Company and Adoption of an Amendment and Restatement of the Fund’s Charter to Effectuate the Conversion

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE OPEN-END PROPOSAL.

Background of the Open-End Proposal

The Fund has operated as a closed-end management investment company (commonly referred to as a “closed-end fund”) since it began operations in November 2006. The Fund invests at least 80% of its net assets in the common stock of other closed-end funds (“Portfolio Funds”) that invest significantly in equity or income-producing securities. The Fund invests in Portfolio Funds in a variety of different asset classes, sectors and strategies. As a closed-end fund, the Fund’s shares are bought and sold in the securities markets at prevailing prices, which may be equal to, less than, or greater than its net asset value (“NAV”) per share. The Fund’s charter (the “Charter”) provides that, starting five years from the date of the Fund’s initial public offering (November 20, 2006), if the Common Shares close on the New York Stock Exchange at an average price over a period of 75 consecutive trading days that is a 7.5% or greater discount from the average NAV of the Common Shares during such period (the “Conversion Vote Trigger”), the Fund will convene a special meeting of stockholders for the purpose of voting on a proposal (the “Open-End Proposal”) that the Fund convert to an open-end management investment company by amending the Fund’s Charter. Under the Charter, the Fund is required to submit a proposal to open-end only upon the first occurrence of a Conversion Vote Trigger.

As noted above, effectuating such a conversion would require the Fund to amend its Charter and take other actions described in greater detail below. During the 75 trading day period from November 21, 2011 through March 9, the Fund traded at an average discount from NAV of 7.99%, determined in accordance with the provisions of the Fund’s Articles of Incorporation. Accordingly, the Fund is required to submit the Open-End Proposal for stockholder consideration.

FOR THE REASONS DISCUSSED BELOW, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE OPEN-END PROPOSAL INCLUDING THE AMENDMENT AND RESTATEMENT OF THE CHARTER TO EFFECTUATE THE OPEN-END PROPOSAL.

Board Consideration of the Open-End Proposal

At a meeting held on March 20, 2012, the Board of Directors considered information concerning a number of factors relevant to the Open-End Proposal, including the anticipated effects on the Fund of a conversion to an open-end fund, the legal, operational and practical differences between closed-end and open-end investment companies, the Fund’s performance as a closed-end fund, and the historical relationship between the market price of the Fund’s shares and its NAV per share. The Board considered whether or not to recommend to stockholders that the Open-End Proposal be approved, and voted to recommend that stockholders vote Against the Open-End Proposal.

In its consideration of the Open-End Proposal, the Board reviewed analysis conducted by Cohen & Steers Capital Management, Inc. (the “Advisor”) on the potential adverse effects of a conversion to an open-end fund on the Fund’s NAV, distribution yield, expense ratio, investment strategy and performance. The Board recognized that, if the Fund was open-ended, stockholders could redeem their shares at NAV, resulting in a potential immediate benefit to the stockholders to the extent the Fund’s shares traded at a discount to NAV immediately prior to open-ending. However, based on the Advisor’s analysis, the redemptions expected to occur immediately after a conversion could lead to a significant decrease in the Fund’s NAV that either partially or significantly offsets this potential benefit. Additionally, the Advisor’s analysis indicated that changes to the Fund’s investment strategies would be required to provide for greater flexibility and liquidity in managing the inflows and outflows experienced by an open-end fund, and that these changes could adversely affect the Fund’s distribution yield and potential total return. Finally, the analysis concluded that open-ending would lead to an immediate, significant increase in the Fund’s expense ratio due to anticipated post-conversion reduction in size, one-time conversion costs and additional incremental costs associated with operating an open-end fund. All of these anticipated effects are discussed in greater detail below.

In its consideration of the Open-End Proposal, the Board also reviewed the Fund’s performance record in its current closed-end structure. The Board reviewed the performance history of the Fund compared to its benchmark, the Morningstar U.S. All Taxable ex-Foreign Equity Index (the “Morningstar Index), the S&P 500 Index and to a group of other closed-end funds believed by the Advisor to be invested in comparable asset classes (the “Peer Group”). The Board recognized that the Fund is the only closed-end fund investing substantially all of its assets in other closed-end funds, making peer comparisons difficult, and that the Peer Group consisted of other closed-end funds that invested in multiple asset classes, sectors and strategies through direct investments in securities, rather than other closed-end funds. The Board noted that the Fund’s performance record as a closed-end fund was strong, with the Fund outperforming the Peer Group for the year-to-date, one-, three- and five-year and since-inception periods ended January 31, 2012, and outperforming the Morningstar Index and the S&P 500 Index, for the year-to-date, three- and five-year and since-inception periods ended January 31, 2012. The Board also noted that the Fund had received a four star rating from Morningstar as a closed-end fund.

The Board also reviewed the historical relationship between the market price of the Fund’s shares and its NAV per share, and noted that the Fund’s average discount to NAV was 5.29% since inception (November 24, 2006) through February 29, 2012, which was narrower than the 7.5% trigger level. The Board further noted that the Fund’s average discount since inception was narrower than that of the Peer Group, which was 10.81% for the same period. The Board further considered the Fund’s average annual premium/discount during each calendar year, as follows (discounts are represented by negative numbers):

Calendar Year	Average Premium/Discount
2006 (1)	5.06%
2007	-2.28%
2008	-2.46%
2009	-6.47%
2010	-7.66%
2011	-8.30%
Inception(1) – January 31, 2012	-5.26%

(1)	The Fund commenced operations on November 24, 2006.

The Board also considered additional potential advantages and disadvantages of converting to an open-end fund, as described in greater detail below.

The Board does not believe that eliminating the possibility of a discount justifies the risk of the potential adverse effects that conversion would entail. Accordingly, the Board, including each Director who is not an “interested person” (as such term is defined in the Investment Company Act of 1940 (the “1940 Act”)) of the Fund (an “Independent Director”), does not believe that conversion of the Fund to an open-end investment company is in the best interests of the Fund and its stockholders.

If the Open-End Proposal is not approved by stockholders, the Fund will continue to operate as a closed-end investment company, and the Fund will have no further obligation to submit an Open-End Proposal to stockholders pursuant to the Charter. Nevertheless, the Fund and the Advisor will continue to monitor the market discount from NAV, if any, at which the Fund’s shares trade, and will consider whether any other action should be taken with respect to such discount.

Certain of the factors considered by the Board in making its recommendation are discussed in greater detail below.

Comparison of Open-End Fund and Closed-End Fund Characteristics

The Fund is currently a closed-end fund. As such, it does not redeem its outstanding shares or engage in the continuous sale of new shares, and thus the Fund operates with a fixed capitalization. The Fund’s shares are principally traded on the NYSE at prevailing market prices, which may be equal to, less than or more than NAV. By contrast, open-end funds issue redeemable securities with respect to which, traditionally, no secondary trading market has been permitted to develop. Except during periods when the NYSE is closed or trading thereon is restricted, or when redemptions may otherwise be suspended in an emergency as permitted by the 1940 Act, the holders of these redeemable securities have the right to surrender them to the issuing open-end fund and obtain in return their proportionate share of the fund’s NAV per share at the time of redemption (less any redemption fee charged by the fund or contingent deferred sales charge imposed by the fund’s distributor). In addition, most open-end funds continuously offer new shares to investors at a price based upon the shares’ NAV per share at the time of issuance.

Potential Disadvantages from the Operation of the Fund as an Open-End Fund

(1) Impact on Portfolio Management. While under normal market conditions the portfolio assets of closed-end funds can be fully invested in accordance with their investment strategies, open-end funds are subject to periodic inflows and outflows of cash that can complicate portfolio management, especially in the closed-end fund sector, which is relatively illiquid, and can reduce investment performance. In particular, open-end funds may be subject to pressure to sell portfolio securities at disadvantageous times in order to satisfy redemption requests. In addition, the ability of open-end funds to invest 100% of the fund’s assets in portfolio securities may be limited because of the need to maintain cash reserves to provide for stockholder redemptions. The level of redemptions may be particularly high immediately following a conversion to open-end status and therefore, initially, the Fund may be forced to sell significant portfolio securities to satisfy redemption requests. Another difference between the management of an open-end fund and a closed-end fund is the need to manage inflows and outflows, and although the ability of open-end funds to sell shares at any time (resulting from their being priced at NAV per share) may produce certain efficiencies, large net purchases could occur around market highs and net redemptions around market lows, which may be inopportune times to invest or liquidate portfolio positions, respectively. In a falling market situation, for example, redemptions generally increase and liquidations in an open-end fund’s portfolio must increase to meet those redemptions. In the event cash reserves, temporary investments and borrowings are exhausted, the result may be that more securities in the fund’s portfolio will be sold, leaving the fund with less-liquid securities in its portfolio which are not as well-suited to meeting future redemptions. Currently, as a closed-end fund, the Fund is not required to liquidate portfolio holdings at inopportune times to meet redemption requests, and its portfolio can be managed with a greater emphasis on long-term considerations.

If the Fund converts to an open-end fund, the Advisor will recommend changes to the Fund’s principal investment strategies, policies and restrictions to allow for greater flexibility and portfolio liquidity in light of the periodic inflows and outflows. Among other changes, the Advisor will recommend the addition of exchange-traded funds (“ETFs”) to the Portfolio Funds in which the Fund may invest, placing a greater emphasis on liquidity when selecting Portfolio Funds, and maintaining higher cash positions. The Fund had 92% of its assets invested in closed-end funds as of December 31, 2011. The Advisor noted that there is currently one open-end fund in the market with a similar investment strategy as the Fund; however, this fund has invested an average of 61% of its assets in closed-end funds, an average of 18% of its assets in ETFs and an average of 13% of its assets in cash over the last three years ended September 30, 2011. The Advisor believes this provides a meaningful illustration of the potential investment strategy changes needed for the Fund to operate as an open-end fund. The Advisor also notes that the Fund has outperformed this open-end fund for the 1- and 3-year periods ended December 31, 2011.

(2) Effect of Redemptions. The Board and the Advisor believe that substantial redemptions could significantly offset the benefit that stockholders would receive from redeeming their shares at NAV. Based on the Advisor’s analysis, closed-end funds have typically experienced substantial asset decreases due to net redemptions following conversion to an open-end fund. The Advisor reviewed eleven cases of closed-end funds converting to an open-end structure from 2007 through 2011 and found that the funds’ assets decreased by an average of approximately 60% within the first 12 months following conversion. In order to meet the high redemptions that are anticipated immediately following a conversion, the Fund would be required to sell significant amounts of portfolio securities within a relatively short period of time. The Board and the Advisor believe that such selling activity would lead to an adverse impact on the market price of the Fund’s portfolio securities and a corresponding decrease to the Fund’s NAV. Many of the Fund’s portfolio holdings have historically had relatively low trading volumes and are generally not owned by institutional investors, making the positions less liquid. The Board and the Advisor expect the negative market impact to be greater to the extent that the Fund must sell significant amounts of these holdings to meet redemptions.

Substantial redemptions could also result in an increase in the Fund’s operating expenses. In particular, a reduction in size of the Fund would result in the fixed expenses of the Fund being spread over a smaller asset base, thereby increasing the per-share effect of those expenses. Significant redemptions could also increase the Fund’s portfolio turnover rate above its normal levels, thereby increasing Fund expenses. Closed-end funds have typically experienced net redemptions immediately after conversion to open-end status and a significant decline in assets in the first year following conversion.

The Fund currently pays the Advisor a unitary fee of 0.95% of the Fund’s average net assets, which is used to cover all of the Fund’s expenses except for certain enumerated expenses (“Other Expenses”); the Advisor has separately agreed to reimburse certain Other Expenses in excess of 0.95%. If the Fund decreased in size, the expense ratio may increase because certain expenses may remain the same or increase. For example, certain expenses, such as accounting and transfer agency expenses, are generally higher for an open-end fund than for a closed-end fund. Although certain increases in Fund expenses may be waived or reimbursed under the Fund’s management fee and expense reimbursement arrangements, certain of these expenses may be borne by the Fund, subject to Board approval. Similarly, any increase in transaction costs, which are generally not subject to waiver or reimbursement, would decrease the Fund’s yield and total return. It is also possible that, as a result of the increase in expenses and/or decrease in the Fund’s assets, the Fund’s gross expenses could increase to a level where the Advisor is no longer willing to waive or reimburse expenses. In such an event, the Advisor and the Board would consider all options concerning the continued operation of the Fund, including the potential liquidation of the Fund, the merger or reorganization of the Fund into another fund, changes to the Fund’s unitary fee structure (subject to such Board and stockholder approvals as may be necessary), or the resignation of the Advisor as investment advisor to the Fund.

(3) Potential Impact on Distribution Yield and Total Return. If the Fund converts to an open-end fund, the Advisor believes that the potential changes to the Fund’s investment strategies, policies and restrictions, the need to maintain higher cash balances due to regular inflows and outflows, all as described above, could reduce the Fund’s distribution yield and total return. As of December 31, 2011, the Fund’s annual distribution yield was 8.05% (based on NAV). If the Fund converts to an open-end fund, it is expected that the distribution yield could decrease by approximately 200 basis points to approximately 6.00%, assuming the Fund bears all of the increased expenses associated with operation as an open-end Fund. As noted above, the Fund’s performance has been strong relative to its Peer Group. It is expected that the Fund’s total return would decrease if it converts to an open-end structure due to an increase in cash reserves, higher expenses and greater investments in ETFs, all of which would reduce the Fund’s ability to take advantage of potential closed-end fund investments trading at a discount to NAV.

(4) Additional Costs of Operating an Open-End Fund. The Fund’s expense ratio would likely increase for the reasons mentioned above under “— Effect of Redemptions” and “— Distribution and Shareholder Service Costs,” and because transfer agency expenses are generally higher for an open-end fund. In the event the Fund’s assets decrease by 60% following conversion to an open-end structure, and assuming a 12b-1 Plan fee of 0.25% and a Shareholder Services Plan fee of up to 0.10% (as described under “— Distribution and Shareholder Service Costs” below), one-time conversion expenses, transfer agency and accounting expenses commensurate with those of other Cohen & Steers open-end funds, and certain other fees and expenses associated with the operation of an open-end fund, management has estimated that the Fund’s per-share gross expense ratio would increase from its current level of 0.95% (as of December 31, 2011) to 1.66% for Class A shares. The Board of Directors noted that, if the Fund converts to open-end status, the Advisor intends to propose that the shares of existing stockholders be exchanged for open-end Class A shares (without the imposition of the standard Class A sales load).

Although under the Fund’s current management fee arrangements certain expense increases may be borne by the Advisor, and not by Fund stockholders, as noted in “— Effect of Redemptions” above, a significant reduction in assets could increase operating expenses to a level that would not be economically viable for the Advisor, in which case the Advisor and the Board would consider all options concerning the continued operation of the Fund, including the potential liquidation of the Fund, the merger or reorganization of the Fund into another fund, changes to the Fund’s unitary fee structure (subject to such Board and stockholder approvals as may be necessary), or the resignation of the Advisor as investment advisor to the Fund.

(5) Distribution and Shareholder Service Costs. If the Fund converts to open-end status, it will need to have an effective distribution system in place in order to avoid erosion of its asset base through redemptions. The distribution and marketing of open-end funds involve additional costs. These costs may be paid either by purchasers (in the case of a front-end sales charge) or by current stockholders (in the case of a plan of distribution adopted under Rule 12b-1 under the 1940 Act (a “12b-1 Plan”). If the Open-End Proposal is approved by stockholders, the Advisor intends to propose that the Board approve the implementation of a 12b-1 Plan providing for distribution-related payments by the Fund at varying annual rates (to the extent the Fund’s shares are divided into multiple classes following conversion to an open-end fund). The current 12b-1 Plan fees for Cohen & Steers open-end funds are 0.25% of average net assets for Class A shares and 0.75% of average net assets for Class C shares. Class I shares of the Cohen & Steers open-end funds do not have 12b-1 Plan fees. The Board of Directors noted that, if the Fund converts to open-end status, the Advisor intends to propose that the shares of existing stockholders be exchanged for open-end Class A shares (without the imposition of the standard Class A sales load). In addition to Board approval, the implementation of a 12b-1 Plan would require stockholder approval.

If the Fund converts to open-end status, the Advisor also intends to propose that the Board approve a shareholder services plan (“Shareholder Services Plan”), pursuant to which the Fund would pay a fee at varying annual rates (to the extent the Fund’s shares are divided into multiple classes following conversion to an open-end fund) to help compensate financial institutions for providing customer service and account maintenance. Such services are intended to compensate financial intermediaries for services provided to stockholders, and generally help open-end funds to retain assets. The current Shareholder Services Plan fees for Cohen & Steers open-end funds are up to 0.10% of average net assets for Class A shares and Class I shares and up to 0.25% of average net assets for Class C shares.

(6) Reinvestment of Dividends and Distributions. Like the plans of many other closed-end funds, the Fund’s Dividend Reinvestment Plan (the “Plan”) permits stockholders to elect to reinvest their dividends and distributions on a different basis than would be the case if the Fund converted to an open-end investment company. Currently, if the Fund’s shares are trading at a discount from NAV per share, the agent for the Plan will attempt to buy as many of the shares as are needed for this purpose on the NYSE or elsewhere. This permits a reinvesting stockholder to benefit by purchasing additional shares at a discount, and this buying activity may tend to lessen any discount. If the Fund’s shares are trading at a premium, reinvesting stockholders are issued shares at the higher of NAV or 95% of the market price. This method of reinvestment of dividends and distributions is an advantage that is not offered by open-end investment companies, which reinvest dividends or distributions at NAV per share. Consequently, participants in the Plan would lose the compounding benefit of reinvesting their distributions at a price below NAV per share (when Fund shares are trading at a discount) and, thereby, the opportunity to realize a profit (to the extent that Fund shares subsequently trade at a lower discount or at a premium). The positive result of reinvesting at a price below NAV per share can be significant, particularly given the compounding effect over time.

(7) Conversion Costs. The process of converting the Fund to an open-end fund would involve additional printing, securities registration, legal, other professional costs and other expenses of establishing a new structure. These costs, many of which would be non-recurring, include costs associated with the preparation of an open-end fund registration statement and prospectus as required by federal securities laws and the payment of fees in connection with notice filings under state securities laws. The Fund estimates that these costs, which would be considered extraordinary expenses and be paid by the Fund (subject to approval of the Board), would be in the range of $300,000 to $350,000, or approximately 0.21% of the Fund’s average net assets (based on the estimated reduced asset level after the conversion).

(8) De-listing from NYSE. The Fund’s shares are currently listed on the NYSE. A listing on a U.S. stock exchange, and in particular the NYSE, may be beneficial, especially in terms of attracting non-U.S. investors. Due to their redemption features, open-end funds are not traded on exchanges. Conversion to an open-end fund would require immediate de-listing of the Fund from the NYSE, and thus any advantage related to being listed on the NYSE would be lost.

In addition, the Fund is currently exempt from state securities regulation because of its NYSE listing. Upon de-listing, the Fund would be required to make state notice filings and pay state fees. The Fund would thus save the annual NYSE fees ($24,273 for the year ended December 31, 2011), but would as a result of de-listing have to pay state blue sky fees, depending on the channel of distribution of the Fund’s shares and the Fund’s asset levels post-conversion, of approximately $70,000 to $ 90,000 per year. Subject to approval of the Board, such expenses would be borne by the Fund.

(9) Expectations of Stockholders. The Fund was organized under a closed-end structure and has operated as such since its inception in 2006. The Advisor believes that the Fund is a one-of-a-kind investment as the only closed-end fund of closed-end funds listed on the NYSE. The Board of Directors and the Advisor believe that given the consistently strong performance of the Fund within the closed-end structure, the stockholder base of the Fund has chosen to invest in the Fund on the basis of this structure, and that the significant changes to the Fund that would be necessitated by the conversion to open-end status, and the potential consequences of these changes, as discussed above, would not be consistent with the expectations of many stockholders.

Potential Open-End Fund Advantages

(1) Redeemability of Shares; Elimination of Discount. Stockholders of an open-end fund have the right to redeem their shares at any time (except in certain circumstances as authorized by the 1940 Act) at the NAV per share of such shares (less any applicable redemption or contingent deferred sales charges). The ability to obtain NAV per share for their shares will constitute a potential immediate benefit to stockholders of the Fund to the extent that shares are trading at a discount to NAV. As noted above, however, the Board and the Advisor believe that the effect of portfolio selling to meet significant post-conversion redemptions on the Fund’s NAV may significantly offset this benefit.

In addition, while stockholders in a closed-end fund generally pay a brokerage commission when they buy or sell the closed-end fund shares on a stock exchange, stockholders in open-end funds may or may not incur a brokerage commission when they purchase or redeem their shares (depending on the broker used and the open-end fund invested in), although redemption fees and/or contingent deferred sales charges may apply. Contingent deferred sales charges, if any, would only be applicable to new shares sold by the Fund after conversion to open-end status.

(2) Shareholder Services. Open-end funds typically provide more services to stockholders than closed-end funds. One service that is frequently offered by open-end funds is an exchange privilege which enables stockholders to transfer their investment from one fund into another fund which is part of a family of open-end funds, at little or no cost to stockholders. This permits the exchange of shares at relative NAV per share when the holder’s investment objectives change. Other services that could be offered include use of the Fund by retirement plans and permitting purchases and sales of shares in convenient amounts. There are, of course, additional costs for these services, some of which may be borne by the Fund, which must be weighed against the anticipated benefit of the particular service. There can be no assurance that any such services would be made available to Fund stockholders if the Open-End Proposal were approved.

(3) Raising Capital. A closed-end fund trading at a discount may not be able to raise capital through share sales (other than through a rights offering) when it believes further investment would be advantageous, because the 1940 Act restricts the ability of a registered fund to sell its shares at a price below NAV. Even if a closed-end fund is trading at a premium, the sale of new shares to the public typically involves the cost and delay of a registration statement filing and public offering. Open-end funds, on the other hand, are priced at NAV and can sell additional shares at any time. This ability to raise new money can potentially achieve greater economies of scale and improve investment management, if a strong share distribution network is in place and cash inflows occur at opportune times.

(4) Elimination of Annual Stockholder Meetings. As a closed-end fund listed on the NYSE, the Fund is subject to NYSE rules requiring annual meetings of stockholders. Unlike the Fund, open-end funds are not required to hold annual stockholder meetings, except in special circumstances where stockholder approval is required under the 1940 Act. This would result in some cost savings to the Fund.

Measures to be Adopted or Considered if the Fund becomes an Open-End Fund

If the stockholders vote to convert the Fund to an open-end fund, the Board of Directors may take the following actions. As of the date of this Proxy Statement, the Board has not made any determination with respect to any of the items discussed below except to recommend that stockholders vote “AGAINST” THE OPEN-END PROPOSAL.

(1) Effect on the Fund’s Charter. If the Open-End Proposal is approved by stockholders, the Board of Directors would advise and approve the amendment and restatement of the Charter to reflect the change in the Fund’s sub-classification under the 1940 Act from a closed-end investment company to an open-end investment company and adopt by-laws reflecting the Fund’s change to an open-end structure, effective immediately prior to the conversion. Amendments to the Fund’s by-laws would also be approved, to the extent necessary to reflect the amendments to the Fund’s Charter. A copy of the proposed form of Articles of Amendment and Restatement of the Fund (“New Charter”) is attached to the Proxy Statement as Appendix A. Among other things, the New Charter provides that: the Fund will conduct and carry on the business of an open-end investment company; the Fund’s common stock will be redeemable at the option of stockholders; the Board will have the authority to create classes of shares, to increase the number of shares of any class, to reclassify unissued shares, in each case without the consent of stockholders; the Board will have the right to set standards for redemption (including the ability to impose redemption fees or other charges); the Fund will not be required to hold annual stockholder meetings except when the election of directors is required under the 1940 Act; and the Board may cause the Fund to redeem the shares of a stockholder under various circumstances (including a liquidation or reorganization, or if the NAV of the shares held by any stockholder is less than a minimum amount). The provision dividing the Board into three classes, each with expiring terms, the Conversion Vote Trigger provision and super majority vote requirements for certain extraordinary transactions, will be removed from the New Charter. Similar to the current Charter, the New Charter will provide for limitation of liability and the indemnification of the Fund’s officers and directors to the fullest extent permitted under Maryland law and the 1940 Act, including the advance of expenses under procedures provided by such laws. A copy of the proposed New Charter, which will amend and restate the Charter of the Fund and thereby reflect the amendments contemplated by the Open-End Proposal, is attached hereto as Appendix A. The summary above is qualified in its entirety by reference to Appendix A.

(2) Matters Related to Fund Fees and Expenses. As discussed above, if the Open-End Proposal is approved by stockholders and the Fund decreases in size, the expense ratio may increase because certain expenses may remain the same or increase. It is also possible that, as a result of the increase in expenses and/or decrease in the Fund’s assets, the Fund’s gross expenses could increase to a level where the Advisor is no longer willing to waive or reimburse expenses. In such an event, the Advisor and the Board would consider all options concerning the continued operation of the Fund, including the potential liquidation of the Fund, the merger or reorganization of the Fund into another fund, changes to the Fund’s unitary fee structure (subject to such Board and stockholder approvals as may be necessary), or the resignation of the Advisor as investment advisor to the Fund.

(3) Principal Investment Strategies. As discussed above, if the Open-End Proposal is approved by stockholders, the Advisor expects that it will recommend that the Board approve changes to the Fund’s principal investment strategies, policies and restrictions. Currently, the Fund’s principal investment strategy is to invest, under normal circumstances, at least 80% of its net assets in common stocks issued by Portfolio Funds. If the stockholders vote to convert the Fund to an open-end fund, the Advisor expects to propose that the Board amend the Fund’s strategies so that the Fund may invest a significant portion of its assets in ETFs and, potentially, other investments. The Advisor also expects that it will place an increased emphasis on liquidity in selecting Portfolio Funds for the Fund.

(4) Multiple Share Classes. If the Open-End Proposal is approved by stockholders, the Fund currently anticipates that it would offer three classes of shares, Class A, Class C and Class I shares. The Advisor expects to propose that current stockholders receive, in exchange for the common stock they hold, a number of Class A shares equal in value to the NAV of their existing Fund shares held immediately prior to the conversion to an open-end fund. These Class A shares would not be subject to a front-end sales load, but may be subject to ongoing 12b-1 Plan fees (subject to stockholder approval) and Shareholder Service Plan fees, as discussed in greater detail under “—12b-1 Plan and Shareholder Services Plan” below, as well as additional operating expenses of the Fund, as discussed above.

(5) Underwriting and Distribution. If the stockholders vote to convert the Fund to an open-end fund, the Board of Directors would consider whether to select a distributor of the Fund’s shares. Fund shares could be offered and sold directly by the Fund itself, by a distributor and by any other broker-dealers who enter into selling agreements with the distributor. Cohen & Steers Securities, LLC (the “Distributor”), an affiliate of the Advisor, currently serves as distributor for the open-end funds managed by the Advisor. However, the Fund has engaged in no substantive discussions with the Distributor or other prospective distributors about the terms of any potential distribution arrangements, and there can be no assurance that satisfactory arrangements with a distributor would be achieved. The Board of Directors reserves the right to cause the Fund to enter into a distribution agreement with a distributor in such form and subject to such conditions as the Board of Directors deems desirable. If a distributor were selected, there could be no assurance that any distribution network would be able to generate sufficient sales of Fund shares to offset redemptions, particularly in the initial months following conversion.

(6) 12b-1 Plan and Shareholder Services Plan. If the Open-End Proposal is approved by stockholders, the Board will consider the implementation of a 12b-1 Plan providing for distribution-related payments by the Fund to a distributor of 0.25% of the average net assets for Class A shares and 0.75% of the average net assets for Class C shares. The distributor would be obligated to use the amounts received under the 12b-1 Plan for payments to qualifying dealers for (i) their assistance in the distribution of the Fund’s shares and for other expenses such as advertising costs and the payment for the printing and distribution of prospectuses to prospective investors; or (ii) stockholder services, processing and mailing trade confirmations, monthly statements, prospectuses, annual reports, semi-annual reports, and stockholder notices and other SEC-required communications; capturing and processing tax data; issuing and mailing dividend checks to stockholders who have selected cash distributions; preparing record date stockholder lists for proxy solicitations; collecting and posting distributions to stockholder accounts; and establishing and maintaining systematic withdrawals and automated investment plans and stockholder account registrations. Class I shares would not be subject to 12b-1 Plan fees.

If the Open-End Proposal is approved by stockholders, the Board will also consider adopting a Shareholder Services Plan, pursuant to which the Fund pays the Distributor a service fee of up to 0.10% of average net assets for Class A and Class I shares and up to 0.25% of average net assets for Class C shares. Under a Service Plan, the Fund or the Distributor may enter into agreements with qualified financial institutions to provide these stockholder services, and the Distributor would be responsible for payment to the financial institutions. Services provided may include customer service and account maintenance, and may vary based on the services offered by a stockholder’s financial institution and the class of shares in which a stockholder invests.

(6) Timing. If the Open-End Proposal is approved by stockholders, a number of steps would be required to implement the conversion, including the preparation, filing and effectiveness of an open-end fund registration statement under the Securities Act of 1933 covering the offering of Fund shares (the “Open-End Registration Statement”), the establishment of distribution arrangements, and the negotiation and execution of a new or amended agreement with the Fund’s transfer agent. In addition, subject to any necessary Board and stockholder approvals, the Fund may propose changes to its management and expense cap arrangements. The Fund anticipates that the conversion would become effective by December 31, 2012, although there is no assurance of this, and that the discount, if any, at which the Fund’s shares trade in relation to their NAV would likely be reduced in anticipation of the ability to redeem shares at NAV upon the completion of the conversion. The New Charter would not be filed and effective until the Open-End Registration Statement has become effective.

(7) Stockholder Approval of Certain Items. Should the Fund convert to an open-end investment company, certain aspects of the operation of the Fund subsequent to its conversion may need to be approved by the Fund’s stockholders before the effectiveness of the conversion. These matters may include, among other things, making any changes in the Fund’s fundamental investment policies or investment management agreement considered appropriate, and considering the adoption of a Rule 12b-1 Plan. In addition, the Board of Directors may consider the advisability of a proposal to amend the Fund’s investment management agreement or to reorganize the Fund through a merger with, or a transfer of assets and liabilities to, an existing open-end fund, including a similar open-end fund managed by the Advisor, or to liquidate and dissolve the Fund. No determination has been made by the Board as to any of these matters. The manner in which these items would be proposed to stockholders would be determined by the Board of Directors in consultation with counsel.

Potential Conflicts of Interest; Board Recommendation

In considering whether it would recommend that stockholders vote FOR or AGAINST the Open-End Proposal, the Board, including the Independent Directors, considered all factors it believed relevant, including the factors discussed above. The Board also considered the fact that because conversion to an open-end investment company could result in substantial redemptions (decreasing the Advisor’s management fees) and increases in expenses (increasing the amount of the Advisor’s management fee waived or reimbursed), the Advisor has a potential conflict of interest in recommending against the conversion. During its deliberations, the Independent Directors were assisted by counsel independent of the Advisor. After considering what it considered to be all relevant factors, the Board determined that the conversion would not be in the best interests of stockholders, and that it is in the best interests of the Fund and its stockholders for the Fund to remain a closed-end fund at this time.

THE FUND’S BOARD OF DIRECTORS, INCLUDING THE INDEPENDENT DIRECTORS, RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” CONVERSION TO OPEN-END STATUS UNDER PROPOSAL 1. SIGNED AND UNMARKED PROXIES WILL BE SO VOTED.

III. ADDITIONAL INFORMATION

As of January 31, 2012, the Directors and officers of the Fund as a group owned 79,035 shares of the Fund, which is less than 1% of the outstanding securities of the Fund.

The table below sets forth information regarding each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) known by the Fund to be the beneficial owner of more than 5% of the outstanding shares of any class of the Fund’s stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
A group with 9 members led by Hughes 2000 Trust[1]	1,770,208	6.44%

[1]

Information regarding group membership and share ownership was obtained from the Schedule 13G filed jointly on February 1, 2012 by: (i) Hughes 2000 Trust, John C. & Sylvia M. Hughes, Trustees; (ii) John C. Hughes, custodian for Evan A. Hughes; (iii) Swan Trust, Kristen E. Hughes, Trustee; (iv) Hughes Educational Funding Trust, Brian B. Hughes, Trustee; (v); Blue House Trust; (vi) Rudy & Page Loeser; (vii) Gregor Moze; (viii) Mojca Moze; (ix) George & Ana John.

*            *            *

Certain Information Regarding the Investment Advisor

The Fund has retained the Advisor, a New York corporation with offices at 280 Park Avenue, New York, New York 10017, to serve as investment advisor and administrator under an investment management agreement dated October 16, 2006.

Martin Cohen and Robert H. Steers are “controlling persons” of the Advisor on the basis of their ownership of more than 25% of the stock of the Advisor’s parent company, Cohen & Steers, Inc. Their address is 280 Park Avenue, New York, New York 10017.

Submission of Proposals for the Next Annual Meeting of Stockholders

As described in a separate proxy statement made available to stockholders on March 15, 2012, the Fund intends to hold an annual meeting of stockholders on April 26, 2012 (the “2012 Annual Meeting”). All proposals by stockholders of the Fund which are intended to be presented at the Fund’s annual meeting of stockholders to be held in 2013 must be received by the Fund (addressed to the Fund, 280 Park Avenue, New York, New York 10017) for inclusion in the Fund’s proxy statement and proxy relating to that meeting no later than November 16, 2012. Under the Fund’s current by-laws, any stockholder who desires to bring a proposal for consideration at the Fund’s 2013 annual meeting of stockholders without including such proposal in the Fund’s proxy statement must deliver written notice thereof to the Secretary or Assistant Secretary of the Fund (addressed to the Fund, 280 Park Avenue, New York, New York 10017) during the 30-day period from October 17, 2012 to November 16, 2012. All stockholder proposals must include the information required by the Fund’s by-laws. If the conversion occurs, the Fund will not be required, and does not intend, to hold an annual meeting of stockholders in 2013, unless the election of directors is required under the 1940 Act.

Voting Results

The Fund will advise its stockholders of the voting results of the matters voted upon at the Meeting in its next Semi-Annual Report to Stockholders.

Notice to Banks, Broker/Dealers and Voting Trustees and their Nominees

Please advise the Fund whether other persons are the beneficial owners of Fund shares for which proxies are being solicited from you, and, if so, the number of copies of the Proxy Statement and other soliciting material you wish to receive in order to supply copies to the beneficial owners of Fund shares.

Other Matters

Under Maryland law, the only matters that may be acted on at a special meeting of stockholders are those stated in the notice of the special meeting. Accordingly, other than procedural matters relating to the Open-End Proposal, no other business may properly come before the Meeting. Under the Fund’s by-laws, the power to adjourn or conclude the Meeting (whether or not a quorum is present) resides with the chairman of the Meeting, and the Fund does not anticipate any adjournments of the Meeting. If, however, any procedural matter requiring a vote of stockholders should arise, the persons named as proxies will vote on such procedural matter in accordance with their discretion.

Please note that only one annual or semi-annual report or proxy statement may be delivered to two or more stockholders of the Fund who share an address, unless the Fund has received instructions to the contrary. To request a separate copy of an annual or semi-annual report or proxy statement, or for instructions as to who to request a separate copy of such documents or how to request a single copy if multiple copies of such documents are received, stockholders should contact the Fund at the address and phone number set forth above. Pursuant to a request, a separate copy will be delivered promptly.

IV. VOTES REQUIRED

The presence in person or by proxy of the holders of a majority of the outstanding shares entitled to vote with respect to the Open-End Proposal is required to constitute a quorum at the Meeting.

Approval of the Open-End Proposal will require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the Meeting.

If the accompanying form of proxy is executed properly and returned, shares represented by it will be voted at the Meeting in accordance with the instructions on the proxy. However, if no instructions are specified, shares will be voted against the Open-End Proposal and at the discretion of the proxy holder for any other proposals.

By order of the Boards of Directors,

FRANCIS C. POLI
Secretary

April [    ], 2012

New York, New York

V. APPENDIX A

COHEN & STEERS CLOSED-END OPPORTUNITY FUND, INC.

(RENAMED HEREIN AS COHEN & STEERS                     FUND, INC.)

ARTICLES OF AMENDMENT AND RESTATEMENT

1. Cohen & Steers Closed-End Opportunity Fund, Inc., a Maryland Corporation (the “Corporation”), desires to amend and restate its charter and change its name as herein set forth.

2. These Articles of Amendment and Restatement were duly advised by the Board of Directors of the Corporation and approved by the stockholders as required by law.

3. The following provisions are all the provisions of the charter currently in effect and as hereinafter amended.

FIRST: (1) The name of the incorporator is Lawrence B. Stoller.

(2) The incorporator’s post office address is 280 Park Avenue, New York, New York 10017.

(3) The incorporator is over eighteen years of age.

(4) The incorporator is forming the Corporation named in these Articles of Incorporation under the general laws of the State of Maryland.

SECOND: The name of the Corporation is changed from “Cohen & Steers Closed-End Opportunity Fund, Inc.” to “Cohen & Steers                     Fund, Inc.”

THIRD: (1) The purpose for which the Corporation is formed is to conduct, operate and carry on the business of an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

(2) The Corporation may engage in any other business and shall have all powers conferred upon or permitted to Corporations by the Maryland General Corporation Law.

FOURTH: The post office address of the principal office of the Corporation within the State of Maryland is 351 West Camden Street, Baltimore, Maryland 21201 in care of The Corporation Trust Incorporated; and the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, a Maryland Corporation, 351 West Camden Street, Baltimore, Maryland 21201.

FIFTH: (1) The total number of shares of stock of all classes which the Corporation shall have authority to issue shall be                 (                ), all of which shall be Common Stock, of which                 (                ) shares shall be further classified as Class                      Common Stock, (            ) shares shall be further classified as Class             Common Stock, and (            ) shares shall be further classified as Class             Common Stock, all having a par value of one-tenth of one cent ($.001) per share and with an aggregate par value of             dollars ($            ). Such shares and the holders thereof shall be subject to the following provisions:

(a) Each holder of Common Stock may require the Corporation to redeem all or any part of the Common Stock owned by that holder, upon request to the Corporation or its designated agent, at the net asset value of the shares of Common Stock next determined after receipt of the request in a form approved by the Corporation. The redemption proceeds may be reduced by the amount of any deferred sales charge, redemption fee or other charge imposed by the Board of Directors in accordance with law. The Board of Directors may establish procedures for redemption of Common Stock. The right of a holder of Common Stock redeemed by the Corporation to receive dividends thereon and all other rights with respect to the shares shall terminate at the time as of which the redemption price has been determined, except the right to receive the redemption price and any dividend or distribution to which that holder had become entitled as the record stockholder on the record date for that dividend, and the right to vote the shares to the extent permitted by Maryland law.

(b) (i) The term “Minimum Amount” when used herein shall mean one thousand dollars ($1,000) unless otherwise fixed by the Board of Directors from time to time. The Board of Directors may establish differing Minimum Amounts for categories of holders of Common Stock based on the class of Common Stock or such other criteria as the Board of Directors may deem appropriate.

(ii) If the net asset value of the shares of any class of Common Stock held by a stockholder shall be less than the Minimum Amount then in effect with respect to the category of holders in which the stockholder is included, the Corporation may redeem all of those shares, upon notice given to the holder in accordance with paragraph (iii) of this subsection (b), to the extent that the Corporation may lawfully effect such redemption under the laws of the State of Maryland.

(iii) The notice referred to in paragraph (ii) of this subsection (b) shall be in writing personally delivered or deposited in the mail, at least thirty days (or such other number of days as may be specified from time to time by the Board of Directors) prior to such redemption. If mailed, the notice shall be addressed to the stockholder at his post office address as shown on the books of the Corporation, and sent by first class mail, postage prepaid. The price for shares acquired by the Corporation pursuant to this subsection (b) shall be an amount equal to the net asset value of the shares as determined pursuant to procedures established by the Board of Directors in accordance with law.

(c) The Corporation shall also, to the extent permitted by applicable law, have the right, at its option, at any time to redeem shares owned by any holder of any class of Common Stock of the Corporation if the Board of Directors has determined that it is in the best interests of the Corporation to redeem the shares. Without limiting the aforesaid authority of the Board of Directors, any such determination may be made in connection with (i) collection of any fees payable by stockholders holding less than the Minimum Amount, as defined above, of any class of Common Stock of the Corporation, (ii) discontinuance of issuance of shares of a particular class or classes of Common Stock, (iii) combination of the assets attributable to shares of a particular class or classes of Common Stock with those attributable to another class or classes of Common Stock, (iv) sale of all or substantially all of the assets of the Corporation or of the assets attributable to a particular class or classes of Common Stock of the Corporation to another registered investment company in exchange for securities issued by the other registered investment company, and (v) dissolution or liquidation of the Corporation or liquidation of the assets attributable to a particular class or classes of Common Stock (subject, however, in each aforesaid case to any vote of stockholders that may be required by law notwithstanding the foregoing authority granted to the Board of Directors.) Any redemption made at the option of the Corporation pursuant to this Article FIFTH (1)(c) shall be made at the next asset value of the shares of Common Stock being redeemed and shall otherwise be made and be effective upon the terms, at the time, and in accordance with procedures approved by the Board of Directors.

(d) Payment for shares of Common Stock redeemed by the Corporation shall be made by the Corporation within seven business days of such redemption out of the funds legally available therefor, provided that the Corporation may suspend the right of the stockholders to redeem shares of Common Stock and may postpone the right of those holders to receive payment for any shares when permitted or required to do so by applicable statutes or regulations. Payment of the aggregate price of shares redeemed may be made in cash or, at the option of the Corporation as determined by the Board of Directors, wholly or partly in portfolio securities of the Corporation or in other classes of Common Stock of the Corporation.

(e) Shares of Common Stock shall be entitled to dividends or distributions, in cash, in property or in shares of Common Stock of any class (including a class other than the class on which the dividend or distribution is paid), as may be declared from time to time by the Board of Directors, acting in its sole discretion, out of the assets lawfully available therefor. The Board of Directors may provide that dividends shall be payable only with respect to those shares of Common Stock that have been held of record continuously by the stockholder for a specified period, not to exceed 72 hours, prior to the record date of the dividend.

(f) The Board of Directors is authorized to classify and reclassify any unissued shares of stock of the Corporation, whether now or hereafter authorized, by setting, changing or eliminating the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of or rights to require redemption of the stock, and otherwise in any manner and to the extent now or hereafter permitted by Maryland General Corporation Law.

(g) The Corporation may issue shares of Common Stock in fractional denominations to the same extent as its whole shares, and shares in fractional denominations shall be shares of stock having proportionately to the respective fractions represented thereby all the rights of whole shares, including without limitation, the right to vote, the right to receive dividends and distributions, and the right to participate upon the liquidation of the Corporation, but excluding any right to receive a stock certificate representing fractional shares.

(h) The Corporation may exchange, convert, purchase or otherwise acquire, hold, dispose of, resell, transfer, reissue or cancel shares of any class from time to time (all without the vote or consent of the stockholders to the extent permitted by law).

(2) No stockholder shall be entitled to any preemptive right other than as the Board of Directors may establish.

(3) Subject to the provisions of Article FIFTH (1)(f) above, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of each class of the Corporation’s stock shall be as follows and as otherwise set forth in the charter:

(a) Assets attributable to each class of the Corporation’s stock shall be invested in the same investment portfolio.

(b) The assets and liabilities and the income and expenses of each class of the Corporation’s stock may be determined separately and, accordingly, the net asset values, the dividends and distributions payable to holders, and the amounts distributable in the event of dissolution or liquidation of the Corporation or the liquidation of the assets attributable to any class of the Corporation’s stock to holders of shares of the Corporation’s stock may vary from class to class. Except for these differences and certain other differences set forth hereafter or elsewhere in the charter, each class of the Corporation’s stock shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of and rights to require redemption.

(c) The allocation of the assets and liabilities, investment income and losses, capital gains and losses, and expenses of the Corporation among the Class     Common Stock, Class     Common Stock and Class     Common Stock, respectively, shall be determined by the Board of Directors in a manner that is consistent with Rule 18f-3 under the Act, as such rule may be amended or superceded from time to time. The determination of the Board of Directors shall be conclusive as to the allocation of investment income and losses, capital gains and losses, expenses and liabilities (including accrued expenses and reserves) and assets to a particular class or classes.

(d) Shares of each class of stock shall be entitled to such dividends or distributions of investment income and capital gains, in stock or in cash or both, as may be declared from time to time by the Board of Directors with respect to such class. Dividends or distributions shall be paid on shares of a class of stock only out of the assets attributable to that class or as otherwise permitted by the charter. Specifically, and without limiting the generality of the foregoing, the dividends and distributions of investment income and capital gains with respect to any class of shares may vary from the dividends and distributions of investment income and capital gains with respect to any other class of shares to reflect differing allocations of expenses of the Corporation among the holders of the various classes of shares and any resultant differences among the net asset values of each class of shares, to such extent and for such purposes as the Board of Directors may deem appropriate.

(e) The issuance of shares of each class of the Corporation’s stock (including fractional shares) shall be subject to such sales charges or other charges payable on such issuance as may be provided under the terms of issuance of such class of shares. The proceeds of the redemption of shares of a class of the Corporation’s stock (including fractional shares) shall be reduced by the amount of any contingent deferred sales charges, liquidation charges, or other charges payable on such redemption as may be provided under the terms of issuance of such class of shares.

(f) Subject to any applicable requirements of the Act, or rules or orders of the Securities and Exchange Commission or any successor thereto, all holders of shares of stock shall vote as a single class except with respect to any matter which only affects one or more classes of stock, in which case only the holders of shares of the class or classes affected shall be entitled to vote. Specifically, and not by way of limitation of the foregoing, the holders of a particular class of the Corporation’s stock shall have (i) exclusive voting rights with respect to provisions of any distribution plan adopted by the Corporation pursuant to Rule 12b-1 under the Act (a “Plan”) applicable to such class of stock, and (ii) no voting rights with respect to provisions of any Plan applicable to any other class of the Corporation’s stock.

(g) In the event of the liquidation or dissolution of the Corporation or the liquidation of the assets attributable to any class of stock, the holders of a class of the Corporation’s stock shall be entitled to receive, as a class, out of the assets of the Corporation available for distribution to stockholders, the assets attributable to that class less the liabilities allocated to that class. The assets so distributable to the stockholders of a class shall be distributed among such stockholders in proportion to the number of shares of that class held by them and recorded on the books to the Corporation. In the event that there are any assets available for distribution that are not attributable to any particular class of stock, such assets shall be allocated among the classes in proportion to the net asset values of the respective classes.

(h) At such times (which may vary between and among the holders of particular classes of stock) as may be determined by the Board of Directors (or with the authorization of the Board of Directors, by the officers of the Corporation) in accordance with the Act and applicable rules and regulations of the Financial Industry Regulatory Authority, Inc. (or any successor organization) and from time to time reflected in the registration statement of the Corporation (the “Registration Statement”), shares or certain shares of a particular class of stock maybe automatically converted into shares of another class of stock based on the relative net asset value of such classes at the time of conversion, subject, however, to any conditions of conversion that may be imposed by the Board of Directors (or with the authorization of the Board of Directors, by the officers of the Corporation) and reflected in the Registration Statement. The terms and conditions of such conversion may vary within and among the classes to the extent determined by the Board of Directors (or with the authorization of the Board of Directors) by the officers of the Corporation and set forth in the Registration Statement.

SIXTH: The number of Directors of the Corporation since incorporation is nine. The number of Directors of the Corporation may be changed pursuant to the By-Laws of the Corporation: The names of the current Directors, each of whom shall serve until the next annual meeting of stockholders or until his or her successor is duly chosen and qualified, are Michael Clark, Bonnie Cohen, Martin Cohen, George Grossman, Richard E. Kroon, Richard J. Norman, Frank K. Ross, Robert H. Steers and C. Edward Ward, Jr.

SEVENTH: The following provisions are inserted for the purpose of defining, limiting and regulating the powers of the Corporation and of the Board of Directors and stockholders.

(1) In addition to its other powers explicitly or implicitly granted under these Articles of Incorporation, by law or otherwise, the Board of Directors of the Corporation:

(a) is expressly and exclusively authorized to make, alter, amend or repeal the By-Laws of the Corporation;

(b) may from time to time determine whether, to what extent, at what times and places, and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or document of the Corporation except as conferred by statute or as authorized by the Board of Directors of the Corporation;

(c) is empowered to authorize, without stockholder approval, the issuance and sale from time to time of shares of stock of the Corporation of any class, and securities convertible into stock of the Corporation of any class, whether now or hereafter authorized for such consideration as the Board may deem advisable;

(d) may name or designate any class or series of stock and change the name or designation of any class or series of stock pursuant to the provisions of the Maryland General Corporation Law.

(e) is authorized to adopt procedures for determination of the net asset value of shares of any class of the Corporation’s stock; and

(f) is authorized to declare dividends out of funds legally available therefor on shares of each class of stock of the Corporation payable in such amount and at such times as it determines, including declaration by means of a formula or similar method and including dividends declared or payable more frequently than meetings of the Board of Directors.

(2) Notwithstanding any provision of the Maryland General Corporation Law requiring a greater proportion than a majority of the votes of all classes or any class of the Corporation’s stock entitled to be cast in order to take or authorize any action, any such action may be taken or authorized upon the concurrence of a majority of the aggregate number of votes entitled to be cast thereon.

(3) The presence in person or by proxy of the holders of shares entitled to cast one-third of the vote entitled to be cast at the meeting shall constitute a quorum at any meeting of the stockholders, except with respect to any matter which, under applicable statutes or regulatory requirements, requires approval by a separate vote of one or more classes of stock, in which case the presence in person or by proxy of the holders of shares entitled to cast one-third of the votes entitled to be cast separately on the matter shall constitute a quorum with respect to those classes of stock.

(4) Any determination made in good faith by or pursuant to the direction of the Board of Directors, as to the amount of the assets, debts, obligations, or liabilities of the Corporation, as to the amount of any reserves or charges set up and the propriety thereof, as to the time of or purpose for creating such reserves or charges, as to the use, alteration or cancellation of any reserves or charges (whether or not any debt, obligation, or liability for which such reserves or charges shall have been created shall be then or thereafter required to be paid or discharged), as to the value of or the method of valuing any investment owned or held by the Corporation, as to market value or fair value of any investment or fair value of any other asset of the Corporation, as to the allocation of any asset of the Corporation to a particular class or classes of the Corporation’s stock, as to the charging of any liability of the Corporation to a particular class or classes of the Corporation’s stock, as to the number of shares of the Corporation outstanding, as to the estimated expense to the Corporation in connection with purchases of its shares, as to the ability to liquidate investments in orderly fashion, or as to any other matters relating to the issue, sale, redemption or other acquisition or disposition of investments or shares of the Corporation, shall be final and conclusive and shall be binding upon the Corporation and all holders of its shares, past, present and future, and shares of the Corporation are issued and sold on the condition and understanding that any and all such determinations shall be binding as aforesaid.

EIGHTH: (1) To the full extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not that person is a director or officer at the time of any proceeding in which liability is asserted.

(2) The Corporation shall indemnify and advance expenses to its currently acting and its former directors to the full extent that indemnification of directors is permitted by the Maryland General Corporation Law. The Corporation shall indemnify and advance expenses to its officers to the same extent as its directors and may do so to such further extent as is consistent with law. The Board of Directors may by By-Law, resolution or agreement make further provision for indemnification of directors, officers, employees and agents to the full extent permitted by the Maryland General Corporation Law.

(3) No provision of the Article shall be effective to protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its stockholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

(4) References to the Maryland General Corporation Law in this Article are to that law as from time to time amended. No amendment to the charter of the Corporation shall affect any right of any person under this Article based on any event, omission or proceeding prior to the amendment.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in its charter in the manner now or hereafter prescribed by the laws of the State of Maryland, including any amendment which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, and all rights conferred upon stockholders herein are granted subject to this reservation.

4. The current address of the principal office of the Corporation and the name and address of the Corporation’s current resident agent are as set forth in Article FOURTH of the foregoing amendment and restatement of the charter.

5. The number of Directors of the Corporation and the names of the Directors currently in office are set forth in Article SIXTH of the foregoing amendment and restatement of the charter.

6. Immediately before the amendment effected by these Articles of Amendment and Restatement, the total number of shares of stock which the Corporation had authority to issue consisted of one hundred million (100,000,000) shares of Common Stock with a par value per share of one-tenth of one cent ($.001) and an aggregate par value of one hundred thousand dollars ($100,000). Immediately after the aforesaid amendment, the total number of shares of Common Stock which the Corporation had authority to issue is             hundred million shares, with a par value per share of one-tenth of one cent ($.001) and an aggregate par value of             ($            ), divided into three classes (Class     , Class     , and Class     ). Each previously outstanding share of Common Stock, having a par value of one-tenth of one cent ($.001) per share, shall automatically be converted into one share of Class     Common Stock. The Class     Common Stock, Class     Common Stock and Class     Common Stock shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in the charter of the Corporation as herein amended and restated.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its undersigned President and witnessed by its undersigned Secretary, and the said officers acknowledge these Articles of Amendment and Restatement to be the corporate act of the Corporation, and state under penalties for perjury that, to the best of their knowledge, information and belief, the matters and facts set forth herein with respect to authorization and approval are true in all material respects.

Dated: , 2012	Cohen & Steers Opportunity Fund, Inc.

By:
Name:
	Title:	President

Witness

Name:

Title: Secretary

COHEN & STEERS CLOSED-END OPPORTUNITY FUND, INC.

280 PARK AVENUE

NEW YORK, NEW YORK 10017

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Revoking such prior appointments, the undersigned appoints Denise Thomas and Tina Payne (or, if only one shall act, then that one) proxies with the power of substitution to vote all the stock of Cohen & Steers Closed-End Opportunity Fund, Inc. (the “Fund”) registered in the name of the undersigned at the Special Meeting of Stockholders to be held at the offices of Cohen & Steers Capital Management, Inc., 280 Park Avenue, 20th Floor, New York, New York 10017 on June 7, 2012 at [10:00 a.m.], and at any adjournments or postponements thereof and to otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on the books of the Fund. Joint owners should sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

(Continued on the reverse)

To vote by Internet

1) Read the Proxy Statement and have the proxy card below at hand.

2) Go to website www.proxyvote.com

3) Follow the instructions provided on the website.

To vote by Telephone

1) Read the Proxy Statement and have the proxy card below at hand.

2) Call 1-800-690-6903

3) Follow the instructions.

To vote by Mail

1) Read the Proxy Statement.

2) Check the appropriate boxes on the proxy card below.

3) Sign and date the proxy card.

4) Return the proxy card in the envelope provided.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE

Vote On Proposal One	AGAINST	FOR	ABSTAIN

1. Conversion of the Fund from a Closed-End Investment Company to an Open-End Investment Company and Adoption of an Amendment and Restatement of the Fund’s Charter to Effectuate the Conversion.	☐	☐	☐

2. To transact such other business as may properly come before the meeting.

The Shares of stock represented by this Proxy will be voted in accordance with the specifications made above. If no specifications are made, such shares will be voted AGAINST the proposal to convert the Fund to an open-end investment company and to amend the Fund’s Charter to effectuate the conversion. Additionally, the votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournments or postponements thereof.

Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

Note: Please be sure to sign and date this proxy.

Signature	Signature	Date

☐ FOLD AND DETACH HERE    ☐